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Exhibit 99.1

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PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:

MEDIA COMMUNICATIONS: Amy Bass Director of Corporate Communications 417 625-5114	INVESTOR RELATIONS: Janet S. Watson Secretary—Treasurer 417 625-5108

THE EMPIRE DISTRICT ELECTRIC COMPANY
REPORTS DECLARATION OF DIVIDENDS AND INCREASED EARNINGS

        JOPLIN, MO, February 6, 2003—(NYSE: EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable March 15, 2003, to holders of record as of March 1, 2003.

        The Company reported earnings for 2002 of $25.5 million, or $1.19 per share, compared to earnings of $10.4 million, or $0.59 per share, for 2001. Earnings for the fourth quarter of 2002 were $3.6 million, or $0.16 per share, compared to fourth quarter 2001 earnings of $0.1 million, or $0.01 per share.

        Revenues and earnings for 2002 compared to 2001 were positively impacted by increases in rates in Missouri and Kansas, an increase in off-system sales, and more favorable temperatures during 2002. An unrealized gain on derivative instruments and decreases in fuel costs, depreciation and interest expense also positively impacted earnings. The unrealized gain on derivatives resulted from anticipated natural gas usage that was financially hedged but no longer necessary because the Company was able to purchase power in the wholesale market more economically than generating the power itself.

        Adversely impacting earnings for 2002 compared to 2001 were increases in transmission, maintenance and operating expenses, reductions in pension income and Allowance for Funds Used During Construction (AFUDC), an increase in property taxes, and increased expenses relating to activities of our non-regulated subsidiaries.

        Reducing earnings for both 2002 and 2001, were net-of-tax merger-related costs of $1.0 million, or $0.05 per share, and $1.1 million, or $0.06 per share, respectively, relating to the proposed merger with UtiliCorp United Inc., which was terminated on January 2, 2001.

        Earnings for 2001 were reduced due to a one-time non-cash charge of $2.5 million, net-of-tax, or $0.14 per share, in construction expenditures related to the completion of the SLCC, which the Company was not allowed to recover through rate increases, and increased due to a one-time tax benefit of $2.3 million, or $0.13 per share, from previously incurred merger-related costs which became deductible for income tax purposes in January 2001.

        Excluding the one-time charge, merger expenses and the tax benefit from merger expenses, earnings would have been $26.5 million, or $1.24 per share, for 2002 as compared to $11.7 million, or $0.66 per share, for 2001.

        Revenues and earnings increased in the fourth quarter of 2002 compared to the fourth quarter of 2001 due in part to the increase in rates in Missouri and Kansas, cooler weather during the quarter and an increase in off-system sales. Earnings for the fourth quarter of 2002 compared to the fourth quarter of 2001 were positively impacted by an increase in AFUDC, the unrealized gain on derivatives and decreases in interest expense and maintenance costs, but were negatively impacted by increases in health care costs and a reduction in pension income.

        Bill Gipson, President and CEO, will host a conference call today, February 6, 2003, at 4:00 p.m. Eastern Time to discuss the year-end and fourth quarter 2002 earnings. To access the conference call, parties in the United States should dial 1-800-946-0719 any time after 3:45 p.m. Eastern Time. The passcode for the call will be 703124 or Empire District. The presentation can also be accessed from Empire's website at www.empiredistrict.com. Forward looking and other material information may be discussed during the conference call.

        A replay of the conference call will be available from February 6, 2003 at 6:30 p.m. Eastern Time through 11:59 p.m. Eastern Time on February 13, 2003 by dialing 1-719-457-0820 and entering the pass code 703124.

THE EMPIRE DISTRICT ELECTRIC COMPANY
FINANCIAL HIGHLIGHTS

	Quarter Ended Dec 31		Twelve Months Ended Dec 31
	2002	2001	2002	2001
Operating Revenues	$71,878,000	$62,331,000	$305,903,000	$265,821,000
Net Income	$3,648,000	$96,000	$25,524,000	$10,403,000
Merger Expenses (net-of-tax)	$—	$89,000	$1,002,000	$1,081,000
Net Loss from State Line Combined Cycle Plant Disallowance	$—	$—	$—	$2,530,000
Tax Benefit from Merger Expenses	$—	$—	$—	$2,324,000
Net Income (Excluding Merger Expenses, Disallowance and Tax Benefit)	$3,648,000	$172,000	$26,530,000	$11,527,000
Weighted Average Common Shares Outstanding	22,534,690	18,181,537	21,433,889	17,777,449
Basic and Diluted Earnings per Share	$0.16	$0.01	$1.19	$0.59
Merger Expenses per Share (net-of-tax)	$—	$—	$0.05	$0.06
Net Loss from State Line Combined Cycle Plant Disallowance per Share	$—	$—	$—	$0.14
Tax Benefit from Merger Expenses per Share	$—	$—	$—	$0.13
Basic and Diluted Earnings per Share (Excluding Merger Expenses, Disallowance and Tax Benefit)	$0.16	$0.01	$1.24	$0.66

        Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 152,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas. The Company also provides decorative lighting, fiber optic service and Internet service and has an investment in close-tolerance custom manufacturing. Empire provides water service in three incorporated communities in Missouri.

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Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

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  Exhibit 99.1